Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
WRAP TECHNOLOGIES, INC.

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock (the “Amendment”) is dated as of August 23, 2024.

WHEREAS, the board of directors (the “Board”) of Wrap Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 10,000 authorized shares of preferred stock, classified as Series A Convertible Preferred Stock (the “Preferred Stock”) and the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on July 3, 2023 evidencing such terms;

WHEREAS, pursuant to Section 30(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of at least a majority of the outstanding Preferred Stock (provided, that such holders include Iroquois Master Fund Ltd.) (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on August 19, 2024, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.	Section 3(b) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(b) Dividend Shares and Cash Dividends. Dividends shall be payable on each Dividend Date, to the record holders of the Preferred Shares on the applicable Dividend Date, in cash (“Cash Dividends”); provided, however, that the Company may, at its option following notice to each Holder, pay Dividends on any Dividend Date in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure or, so long as there has been no Equity Conditions Failure, in a combination of Cash Dividends and Dividend Shares; provided, further, that, a Holder who serves as a director, officer or is an employee of the Company may be paid Dividend Shares only if such issuance is approved by the stockholders of the Company prior to such issuance. The Company shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder on or prior to the twenty-third (23rd) Trading Day prior to the applicable Dividend Date (the “Dividend Notice Due Date”) (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) elects to pay Dividends as Cash Dividends or a combination of Cash Dividends and Dividend Shares and specifies the amount of Dividends that shall be paid as Cash Dividends and the amount of Dividends, if any, that shall be paid in Dividend Shares, (2) unless the Company has elected to pay Dividends solely as Cash Dividends, certifies that there has been no Equity Conditions Failure as of such Dividend Notice Date and (3) states the number of issued and outstanding shares of Common Stock as of such Dividend Notice Date. If there is an Equity Conditions Failure as of the Dividend Notice Date, then unless the Company has elected to pay such Dividends as Cash Dividends, the Dividend Election Notice shall indicate that unless such Holder waives the Equity Conditions Failure, the Dividends shall be paid as Cash Dividends. If the Company confirmed the payment of the applicable Dividends in Dividend Shares, in whole or in part, and if there was no Equity Conditions Failure as of the applicable Dividend Notice Date but an Equity Conditions Failure occurred between the applicable Dividend Notice Date and any time prior to the applicable Dividend Date (an “Interim Dividend Period”), the Company shall provide the Holders a subsequent notice to that effect indicating that unless such Holder waives the Equity Conditions Failure, the Dividends shall be paid as Cash Dividends. If there occurs an Equity Conditions Failure (which is not waived in writing by a Holder) during such Interim Dividend Period, then at the option of such Holder, such Holder may require the Company to pay the amount of Dividends (including any portion of the Pre-Dividend Shares (as defined below)) payable on the applicable Dividend Date as a Cash Dividend. If any portion of Dividends for a particular Dividend Date shall be paid in Dividend Shares, then (I) on or prior to the twenty-first (21st) Trading Day prior to the applicable Dividend Date (the “Dividend Pre-Payment Date”), the Company shall issue to each Holder, in accordance with Section 3(c), a number of shares of Common Stock equal to (x) the amount of Dividends payable on the applicable Dividend Date in Dividend Shares divided by (y) the applicable Initial Dividend Conversion Price (the “Pre-Dividend Shares”) and (II) on the applicable Dividend Date, the Company shall deliver a notice setting forth the calculation of the Dividend Balance Shares (and the calculation of the component parts of such calculation) and issue to each Holder, in accordance with Section 3(c), a number of shares of Common Stock equal to any Dividend Balance Shares. All Pre-Dividend Shares and Dividend Shares shall be fully paid and nonassessable shares of Common Stock (rounded up to the nearest whole share). For purposes hereof, “Initial Dividend Conversion Price” means, with respect to any Dividend Pre-Payment Date or other applicable date of determination, that price which shall be the lowest of (i) the then applicable Conversion Price and (ii) 85% of the arithmetic average of the three (3) lowest Closing Sale Prices of the Common Stock during the twenty (20) consecutive Trading Day period ending on the Trading Day immediately preceding the applicable Dividend Pre-Payment Date or other applicable date of determination, provided that such price shall not be lower than the Floor Price. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period. Holders that are directors or officers of the Company may only receive Cash Dividends.

2.	Section 4(e) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(e) Mandatory Conversion. If at any time from and after the date hereof, (i) the closing price of the Company’s Common Stock on the Trading Market equals or exceeds $8.00 per share (which amount may be adjusted for certain capital events, such as stock splits, as described herein) for 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and (ii) the daily dollar trading volume for the Company’s Common Stock on the Trading Market exceeds $2,000,000 per Trading Day for the Mandatory Conversion Measuring Period and (iii) the Equity Conditions are satisfied on each Trading Day of the Mandatory Conversion Measuring Period, then the Company shall have the right to require the Holder to mandatorily convert all or any portion of the Preferred Shares, including the Make-Whole Amount, the Additional Amount and any accrued but unpaid Late Charges, as designated in the Mandatory Conversion Notice on the Mandatory Conversion Date (each as defined below) into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Price as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”), provided that the number of Preferred Shares that may be subject to Mandatory Conversion at any given time shall be limited by the provisions of Section 4(d)(i). The Company may exercise its right to require conversion under this Section 4 by delivering within not more than two days following the end of such Mandatory Conversion Measuring Period a written notice thereof by electronic mail to the Holder (the “Mandatory Conversion Notice” and the date that the Holder received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (I) the Trading Day on which the Mandatory Conversion shall occur, which shall be the second (2nd) Trading Day following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”) and (II) the aggregate number of Preferred Shares which the Company has elected to be subject to such Mandatory Conversion from the Holder (the “Mandatory Conversion Amount”) pursuant to this Section 4. If the Equity Conditions cease to be satisfied during Mandatory Conversion Measuring Period then, at the option of the Holder, the Mandatory Conversion shall be deemed withdrawn and void ab initio. For clarity, the Holder shall be entitled to convert the Preferred Shares at any time and from time to time during the Mandatory Conversion Measuring Period pursuant to Section 4(a).

3.	Section 11(i) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(i) At any time beginning 18 months after the Closing Date and provided that the Equity Conditions are satisfied on each Trading Day during the Optional Redemption Notice Period prior to the Optional Redemption Date, and provided further that the Company has filed all reports required to be filed by it pursuant to the 1934 Act on a timely basis for a continuous period of one year, the Company shall have the right to redeem, all or some, of the Preferred Shares outstanding at such time (the “Optional Redemption”) at a redemption price equal to the product of (x) the Redemption Premium multiplied by (y) the Conversion Amount of the Preferred Shares being redeemed (such price, the “Optional Redemption Price”). Notwithstanding the foregoing, the Company will not exercise its rights to Optional Redemption, or otherwise send a Notice of Optional Redemption (as defined below) unless the Company has sufficient funds legally available to fully pay the Optional Redemption Price in respect of all Preferred Shares called for Optional Redemption. The Optional Redemption Price shall be payable in cash.

4.	Section 31(z) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(z) “Excluded Securities” means (i) shares of Common Stock or options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued or issuable to directors, consultants, officers, employees or other service providers of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above), provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such awards) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 12% of the shares of Common Stock issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Holders; (ii) Convertible Securities and/or shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued or issuable pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion, exercise or issuance price of any such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date), none of such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Holders; (iii) the shares of Common Stock issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations; provided, that the terms of this Certificate of Designations are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms hereof in effect as of the Subscription Date), (iv) the Warrant Shares; provided, that the terms of the Warrants are not amended, modified or changed on or after the Subscription Date (other than in accordance with the terms thereof, including antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (v) securities issued as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or bona fide joint venture agreement, provided that such issuance is approved by the majority of the disinterested directors of the Company, and (vi) Dividend Shares and shares of Common Stock issued in connection with the payment of Dividends.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 23rd day of August, 2024.

WRAP TECHNOLOGIES, INC.

By:	/s/ Scot Cohen
Name: Scot Cohen
Title: Chief Executive Officer